Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION APPOINTS BARBARA BODEM TO BOARD OF DIRECTORS

ELYRIA, Ohio - August 21, 2017 - Invacare Corporation (NYSE: IVC) today announced the appointment of Barbara W. Bodem to its Board of Directors, effective August 18, 2017. Ms. Bodem has served as senior vice president of finance for Mallinckrodt plc (NYSE: MNK), a global specialty pharmaceutical company, since October 2015.

With more than 20 years of corporate finance experience at leading pharmaceutical and medical device companies, Ms. Bodem offers strong finance, senior management and industry expertise. Her appointment brings the number of Invacare directors to a total of eight, seven of whom are considered independent directors.

“We are excited to welcome Barbara to the Invacare Board of Directors. Barbara is an accomplished business leader with outstanding experience at global pharmaceutical and medical device companies, which will enable her to provide insight and counsel to our company and fellow Board members,” said Matthew E. Monaghan, chairman, president and chief executive officer. “I am pleased to be growing our board with strong leaders who bring deep medical, commercial and business experience to guide us for the future. Barbara will be a great addition to our already strong board.”

“I am excited to join the Invacare Board of Directors and to be part of the next phase of the company’s transformation and growth. I look forward to working with Matt Monaghan, Dr. Martin Harris, lead director, and my talented colleagues on the Board, to realize Invacare’s strategic vision,” said Ms. Bodem.

Prior to joining Mallinckrodt, Ms. Bodem served as vice president, global commercial finance for Hospira (NYSE: HSP), a global pharmaceutical and medical device company, from October 2013 to September 2015. Prior to that, Ms. Bodem served in a variety of financial roles both in the United States and United Kingdom for Eli Lilly and Company (NYSE: LLY). Her most recent role at Eli Lilly was chief financial officer for the Lilly Oncology business. Ms. Bodem received both her B.S. and M.B.A degrees from Indiana University.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and heading to work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home, and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

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